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Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini Chief Executive Officer 949-250-7781	May 7, 2003

CALC Reports First Quarter Results

        IRVINE, California—California Coastal Communities, Inc. (NASDAQ:CALC) reported a net loss of $800,000 or $.08 per share for the three months ended March 31, 2003. This loss primarily reflects $476,000 of non-cash compensation expense recorded pursuant to variable accounting for stock options. The first quarter results also reflect gross margin of $600,000 from deliveries of 13 homes at the Company's Riverside and other homebuilding projects, which was more than offset by selling, general and administrative expenses of $1.3 million, including the $476,000 of stock options expense mentioned above.

        The Company reported $3.9 million in revenues for the first quarter of 2003 from 13 home deliveries compared to $2.9 million in revenues from 12 home deliveries for the comparable 2002 period. Gross margin for the current quarter of $600,000 compares favorably to the $200,000 gross margin of the same quarter of 2002. The current quarter gross margin of 15% reflects sales primarily at the Riverside project, which commands a higher profit margin as compared with the prior period margin of 7% which reflected sales only at the Yucaipa project.

        During the first quarter of 2002, the Company had net income of $1.0 million, or $.10 per share-basic, primarily due to $1.3 million of income tax benefits and income from unconsolidated joint ventures of $600,000. The income tax benefits in 2002 resulted from a $900,000 reduction in reserves for estimated state income taxes, reversal of $200,000 in alternative minimum tax payable due to a change in the federal income tax law enacted during the first quarter of 2002, and a $200,000 tax benefit from reductions in the valuation allowance on state net operating loss carryforwards.

        As of March 31, 2003, the Company had internally financed approximately $15 million of net investments in homebuilding projects in the Inland Empire region of Southern California. These projects are expected to generate approximately $18 million of positive cash flows during the next 24 months, based on present economic conditions and market assumptions. The Company expects that its homebuilding operations will generate profits for the full year 2003, based on its current backlog of homes in escrow and expected sales. However, unforeseen circumstances could change that expectation. In addition, any further increases in the Company's stock price will result in additional non-cash compensation expense which would offset a portion, or possibly all or more than all, of the income generated by the Company's homebuilding operations.

        The nature of the Company's business, including its limited inventory of buildable lots, is such that the timing of home closings at individual projects often causes significant fluctuations in operating results from quarter to quarter and from year to year. All three of the Company's active homebuilding projects are located in the "Inland Empire" area of southern California, which includes Riverside and San Bernardino counties. The Inland Empire has experienced significant population and job growth in the past decade. While continued growth is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to discontinue. The Company is continuing to pursue lot acquisition opportunities throughout southern California.

        The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the Company's principal asset, representing 82% of total assets at March 31, 2003. In July 2002, Orange County's Board of Supervisors upheld the Planning Commission's approval of the Company's site plan for development of 379 single-family homes on the upper mesa of the Company's Bolsa Chica property. This development plan also requires approval by the California

Coastal Commission. The Company submitted a Coastal Development Permit ("CDP") application for this plan to the Coastal Commission in November 2002. The Company is in the process of responding to comments from the Coastal Commission staff to have its CDP application deemed complete, and currently expects the Coastal Commission to hold a public hearing on the CDP later this year, or early next year.

        The Company is a residential land development and homebuilding company operating in Southern California. The Company's principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on the Huntington mesa at Bolsa Chica. Hearthside Homes recently completed 86 homes in the Chapman Heights master-planned golf-course community in Yucaipa, CA, and is currently building 176 homes in the Providence Ranch community in Riverside County, CA, 84 homes in the Victoria Grove community in Riverside County and 77 homes at an infill project in Chino, CA.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        Certain of the foregoing information contains forward-looking statements that relate to future events or the Company's future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company's principal asset, the Bolsa Chica Mesa), cash flows or sales, the Company's ability to acquire residential lots, and other statements contained herein that are not historical facts.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues	$3.9	$2.9
Costs of sales	3.3	2.7

Gross margin	.6	.2
Selling, general and administrative expenses (a)	1.3	1.0
Interest expense	.1	.1
Income from unconsolidated joint ventures	(.1)	(.6)
Other expense, net	.1	—

Loss before income taxes	(.8)	(.3)
Provision (benefit) for income taxes (b)	—	(1.3)

Net income (loss)	$(.8)	$1.0

Earnings (loss) per common share-basic	$(.08)	$.10

Earnings (loss) per common share-diluted	$(.08)	$.09

Weighted average common shares outstanding-basic	10.1	10.1

Weighted average common shares outstanding-diluted	10.1	10.8

  (a)
  Selling, general and administrative expenses include approximately $476,000 and $143,000 of non-cash compensation expense, recorded pursuant to variable accounting for stock options, for the three months ended March 31, 2003 and 2002, respectively.

  (b)
  The provision (benefit) for income taxes includes reductions in reserves for estimated state income taxes of $900,000 for the three months ended March 31, 2002.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	December 31, 2002	March 31, 2003
ASSETS
Cash and cash equivalents	$9.2	$5.9
Real estate held for current development or sale	25.0	26.2
Land held for future development	151.9	152.4
Other assets	1.5	1.8

Total Assets	$187.6	$186.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued liabilities	$5.0	$3.0
Project debt	9.8	11.0
Other liabilities	12.9	12.8

Total liabilities	27.7	26.8
Stockholders' equity (a)	159.9	159.5

	$187.6	$186.3

Shares outstanding (b)	10.8	10.8
Book value per share (b)	$14.81	$14.77

  (a)
  Decrease primarily reflects net loss of approximately $800,000, partially offset by a $476,000 increase in equity from variable accounting for stock options.

  (b)
  Assumes exercise of outstanding stock options to purchase 754,996 shares.

QuickLinks

CALC Reports First Quarter Results
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
CALIFORNIA COASTAL COMMUNITIES, INC STATEMENT OF OPERATIONS (in millions, except per share amounts)
CALIFORNIA COASTAL COMMUNITIES, INC. BALANCE SHEETS (in millions, except per share amounts)